Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT:

Paul E. Freiman, President & CEO

Neurobiological Technologies, Inc.

(510) 595-6000

Cheryl Schneider, VP – Investor Relations

Porter, Le Vay & Rose, Inc.

(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FOURTH QUARTER AND FISCAL 2005 FINANCIAL RESULTS

Emeryville, California — August 24, 2005 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq:NTII) today announced its results for the fourth quarter and fiscal year ended June 30, 2005.

Net loss for the fiscal fourth quarter ended June 30, 2005 was $5,208,000, or $0.19 per share, compared to net loss of $1,015,000, or $0.04 per share, for the same period last year. For the 2005 fiscal year, the company reported a net loss of $17,096,000, or $0.64 per share, compared to net loss of $1,808,000, or $0.09 per share, in fiscal 2004.

Fiscal 2005 fourth quarter revenue consisted of royalty income of $1,123,000 compared to $175,000 for the same period in the prior fiscal year. For the full fiscal 2005 year, revenue increased to $3,100,000, compared to $2,787,000 in fiscal 2004. The increase was due to $3,100,000 from royalty fee revenue in fiscal 2005, compared to $256,000 in royalty fee and $2,531,000 in license fee revenues in the prior year.

As a result of NTI’s acquisition of Empire Pharmaceuticals in July 2004, all of our operating expenses have increased significantly over last fiscal year’s annual and fourth quarter expenditures. Research and development expenses were $4,699,000 for the fiscal fourth quarter compared to $532,000 for the same period in the prior year. For the 2005 fiscal year, research and development expenses increased to $11,267,000 compared to $2,098,000 for fiscal 2004. The increases in research and development expenses are primarily due to expenses incurred in preparing for Phase III clinical trials for Viprinex™ and continuing the Phase III clinical trials for XERECEPT® which we initiated in April 2004. We anticipate that the Phase III clinical trials for Viprinex will commence shortly. General and administrative expenses increased to $1,705,000 in the fourth quarter compared to $781,000 for the same period in the prior year. For the 2005 fiscal year general and administrative expenses increased to $4,927,000, compared to $3,102,000 in the prior year. The increases are primarily due to administrative expenses associated with our New Jersey office, established in September 2004 for the development of Viprinex, additional staff required to assist in managing our increased level of operations, and professional fees related to public reporting and compliance with the Sarbanes-Oxley Act of 2002.

We acquired Empire in July 2004, in order to secure the worldwide rights to Viprinex, a late-stage reperfusion therapy for use in ischemic stroke. At the date of the acquisition, the development of Viprinex had not reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, the in-process research and development cost of $4,251,000 acquired with the acquisition of Empire was charged to expense at the date of the acquisition. If a pivotal Phase III trial for Viprinex is commenced as currently planned, we will issue an additional 2,375,170 shares of our common stock and pay an additional $1,515,675 to the selling stockholders of Empire and will pay Empire’s former principal stockholder, who is currently an officer of NTI, $484,325 for the remainder of advances that he previously made to Empire. We anticipate that, in the event a pivotal Phase III trial for Viprinex is commenced and the additional proceeds are paid to the selling stockholders of Empire, approximately $2,600,000 of the contingent consideration will be identified as in-process research and development based on its pro-rata allocation of the total consideration for the acquisition, and will be recorded as expense in the period during which the contingent payment is incurred.

Interest income decreased slightly to $73,000 in the fiscal fourth quarter compared to $76,000 in the same period last year, as we had a greater balance of cash available for investment in the fourth quarter of 2004 resulting from our private placement several months earlier. Interest income increased to $249,000 for the 2005 fiscal year compared to $128,000 in the prior year primarily due to a higher available cash balance primarily as a result of funds received in our March 2004 private placement which were available for investment during a portion of the prior fiscal year.

At June 30, 2005, the company’s cash and cash equivalents and investments were $8,573,000, and we had no long-term debt.

Paul Freiman, president and CEO of NTI, said, “This past fiscal year brought to us an opportunity to develop Viprinex for acute ischemic stroke. Following the acquisition of Empire Pharmaceuticals, we embarked on a program to review the existing clinical data on almost 2000 patients and thoroughly understand it. This underscores our revised dosing program. We initiated the manufacture of product from new sources, dealt with a variety of CMC issues, performed an animal trial, engaged the Food and Drug Administration (FDA) in a positive dialogue, which has led to a Fast Track designation and ultimately to an agreement with the FDA on protocol design for our Phase III trial. Most importantly, we set as a goal, the initiation of the Phase III Program in the third quarter of 2005. We are on track to achieve that goal. As we enter our new fiscal year, we find ourselves with two Phase III programs for XERECEPT and Viprinex. Expenses will rise as enrollment accelerates, but this is great news that should please our shareholders. If successful with our efforts, patients with acute ischemic stroke and swelling associated with brain tumors will benefit, the true goal of NTI.”

Conference Call Information

NTI will web cast its fourth quarter and fiscal year end 2005 results conference call today, August 24, 2005 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 810-0924. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until September 7, 2005 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (Int’l), access code: 964972.

About Neurobiological Technologies, Inc.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on Merz and its marketing partners for the successful commercialization of Memantine, our ability to develop and meet regulatory requirements for our products, including XERECEPT and Viprinex, the inherent risk of failure in developing product candidates based on new technologies, the risks of acquiring companies and new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
REVENUES
License income	$—	$—	$—	$2,531,000
Royalty income	1,123,000	175,000	3,100,000	256,000

Total revenues	1,123,000	175,000	3,100,000	2,787,000

EXPENSES
Research and development	4,699,000	532,000	11,267,000	2,098,000
Acquired in-process research and development	—	—	4,251,000	—
General and administrative	1,705,000	781,000	4,927,000	3,102,000

Total expenses	6,404,000	1,313,000	20,445,000	5,200,000
Operating loss	(5,281,000)	(1,138,000)	(17,345,000)	(2,413,000)
Interest income	73,000	76,000	249,000	128,000
Other non-cash income	—	47,000	—	477,000

NET LOSS	$(5,208,000)	$(1,015,000)	$(17,096,000)	$(1,808,000)

BASIC and DILUTED NET LOSS PER SHARE	$(0.19)	$(0.04)	$(0.64)	$(0.09)

Shares used in basic and diluted net loss per share calculation	27,065,164	23,918,104	26,529,564	20,678,914

SELECTED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2005	June 30, 2004
Cash, cash equivalents and investments	$8,537,000	$20,734,000
Working capital	5,547,000	20,453,000
Total assets	17,470,000	21,384,000
Accumulated deficit	(59,421,000)	(42,325,000)
Stockholders’ equity	13,880,000	20,723,000

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